Exhibit 10.1

March     , 2007

[Name]

[Title]

Re:	WESTLAKE CHEMICAL CORPORATION

SPECIAL LONG-TERM RESTRICTED STOCK AWARD

Dear             :

Westlake Chemical Corporation (the “Company”) hereby grants to you, as an employee of the Company or a Subsidiary, an award (“Award”) of              shares of Common Stock of the Company (“Restricted Stock”). This Award is granted effective February 23, 2007 (the “Grant Date”), subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

This Award shall vest in accordance with the following schedule:

Vesting Dates		Percentage of Shares Vested
Initial Vesting Date: Final Vesting Date:	February 23, 2012 August 23, 2016	50% 50%

You must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Restricted Stock vests or is forfeited, the Restricted Stock will be evidenced by a book entry account in the Company’s records.

3. Termination of Employment

(a) General. The following rules apply to your Award in the event of your death, disability or other termination of employment.

(i)

Involuntary Termination Without Cause. (1) If your employment with the Company or a Subsidiary is terminated by the Company or any such Subsidiary without Cause prior to the Initial Vesting Date, your Award shall become vested with respect to one-half of the previously unvested shares that were scheduled to become vested on the Initial Vesting Date, prorated for the number of full months you were employed from the Grant Date until the date of your termination. The remaining unvested Restricted Stock shall be forfeited. (2) If your employment with the

Company or a Subsidiary is terminated by the Company or any such Subsidiary without Cause on or after the Initial Vesting Date and prior to the Final Vesting Date, your Award shall be vested to the extent vested on the date of your termination, and shall become vested with respect to one-half of the previously unvested shares that were scheduled to become vested on the Final Vesting Date, prorated for the number of full months you were employed from the Initial Vesting Date until the date of your termination. The remaining unvested Restricted Stock shall be forfeited.

(ii)	Voluntary Termination. If you voluntarily terminate employment with the Company or a Subsidiary, including, without limitation, termination of employment due to retirement, your Award shall be vested to the extent vested on the date of your termination. The remaining unvested Restricted Stock shall be forfeited immediately.

(iii)	Termination with Cause. If your employment with the Company or a Subsidiary is terminated for Cause, your Award shall be vested to the extent vested on the date of your termination. The remaining unvested Restricted Stock shall be forfeited immediately.

(iv)	Termination by Reason of Death. (1) If your employment terminates by reason of death prior to the Initial Vesting Date, your Award shall become vested with respect to the previously unvested shares that were scheduled to become vested on the Initial Vesting Date, prorated for the number of full months you were employed from the Grant Date until the date of your death. The remaining unvested Restricted Stock shall be forfeited. (2) If your employment terminates by reason of death on or after the Initial Vesting Date and prior to the Final Vesting Date, your Award shall be vested to the extent vested on the date of your death, and shall become vested with respect to the previously unvested shares that were scheduled to become vested on the Final Vesting Date, prorated for the number of full months you were employed from the Initial Vesting Date until the date of your death. The remaining unvested Restricted Stock shall be forfeited.

(v)

Termination by Reason of Disability. (1) If your employment terminates by reason of total and permanent disability (as determined by the Administrator) prior to the Initial Vesting Date, your Award shall become vested with respect to the previously unvested shares that were scheduled to become vested on the Initial Vesting Date, prorated for the number of full months you were employed from the Grant Date until the date of your termination. The remaining unvested Restricted Stock shall be forfeited. (2) If your employment terminates by reason of total and permanent disability (as determined by the Administrator) on or after the Initial Vesting Date and prior to the Final Vesting Date, your Award will be vested to the extent vested on the date of your termination and shall become vested with respect to the previously unvested shares that were scheduled to become vested on the Final Vesting Date, prorated for the number of full months you were employed from the Initial Vesting Date until the date of your termination. The remaining unvested Restricted Stock shall be forfeited.

(vi)	Adjustments by the Administrator. The Administrator may, in its sole discretion, before or after your termination of employment, declare all or any portion of your Award immediately vested.

(b) Administrator Determinations. The Administrator shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

(c) Cause. For purposes of this Award, Cause shall mean any of the following:

(i)	your conviction by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(ii)	your knowing failure or refusal to follow reasonable instructions given to you on behalf of the Company or reasonable policies, standards and regulations of the Company or any Subsidiary;

(iii)	your continued failure or refusal to faithfully and diligently perform the usual, customary duties of your employment with the Company or any Subsidiary;

(iv)	continuously conducting yourself in an unprofessional, unethical or immoral manner; or

(v)	any fraudulent conduct or conduct which discredits the Company or any Subsidiary or is detrimental to the reputation, character and standing of the Company or any Subsidiary.

4. Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock shall vest as set forth in Paragraph 2 and shall be distributed to you (or your beneficiary) as soon as practicable after the Restricted Stock vests. Distribution of Common Stock will be subject to withholding taxes as described in Paragraph 5, and may be in a form selected by the Company, in its discretion, including deposit in a custodial account or delivery of a stock certificate.

5. Withholding. At the time of issuance of Common Stock as soon as practicable after the vesting of the Restricted Stock, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award. The distribution of Common Stock described in Paragraph 4 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Paragraph. In lieu of withholding of shares of Common Stock, the Administrator may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Administrator determines may be appropriate to satisfy all obligations for withholding of such taxes. No election under section 83(b) of the Internal Revenue Code shall be permitted with respect to this Award.

6. Assignment of Award. Your rights under the Plan and this Restricted Stock Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7. Dividends and Voting Rights. You are entitled to receive all dividends and other distributions made with respect to Restricted Stock registered or held in book entry in your name and you are entitled to vote or execute proxies with respect to such Restricted Stock, unless and until the Restricted Stock is forfeited.

8. No Employment Guaranteed. No provision of this Restricted Stock Award shall give you any right to continued employment with the Company or any Subsidiary.

9. Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock and the issuance and delivery of the Common Stock are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

10. Parachute Payments. Notwithstanding anything in this Award to the contrary, if any amounts due you under this Award and any other plan or program of the Company constitute a “parachute payment,” as such term is defined in Code Section 280G(b)(2), and the amount of the parachute payment, reduced by all federal, state, and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your “base amount,” as defined in Code Section 280G(b)(3), less one dollar, reduced by all federal, state, and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar. The determinations to be made hereunder shall be made by an accounting firm jointly selected by the Administrator and you and paid by the Company, and which may be the Company’s independent auditors.

11. Governing Law. This Restricted Stock Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

In conjunction with this Award, we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlakechemical.com. If you have any questions regarding this Award, you may contact Mr. David Hansen, Sr. Vice President, Administration, at 713-960-9111.

Yours very truly,